Exhibit 99

Press Release:

CONTACT:
Gateway Financial Holdings, Inc.
D. Ben Berry, Chairman, President and CEO
(252) 334-1511

Gateway Financial Holdings Announces the Public Offering of 1,680,000 Shares of Common Stock

Elizabeth City, N.C. – October 26, 2004. Gateway Financial Holdings, Inc. (Nasdaq: GBTS) (the “Company”), the holding company for Gateway Bank & Trust Co., announced that it has entered into an underwriting agreement with Ryan Beck & Co., Inc. (“Ryan Beck”) for the sale of 1,680,000 shares of common stock. The net proceeds of the public offering are expected to be approximately $21.5 million.

Ryan Beck is the sole bookrunner for the offering and will be granted an option, exercisable for a period of 30 days, to purchase up to an additional 252,000 shares of common stock to cover over-allotments, if any. The offering proceeds will be used for general corporate purposes and to support expansion of the franchise, including the opening of new bank branches or the purchase of whole bank or existing branch offices should such opportunities arise.

The offering was made pursuant to a registration statement filed with the Securities and Exchange Commission, which has been declared effective.

Gateway Financial Holdings, Inc., with $412 million in assets as of September 30, 2004, is a fast-growing financial services company headquartered in Elizabeth City, North Carolina. It is the parent company of Gateway Bank & Trust Co., a full-service community bank with a total of fifteen offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Plymouth and Roper, North Carolina, and in Virginia Beach (3), Chesapeake (2), Suffolk and Emporia, Virginia. Gateway Bank & Trust Co. also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Company’s web site at www.gatewaybankandtrust.com.

*end of release*